Exhibit 10.10

September 12, 2008

Dr. David Edward Goodman

Dear David:

It is with great pleasure that we extend this formal offer to you to join Masimo as Executive Vice President, Business Development, reporting to me. A detailed job description will be provided during your New Hire Orientation.

Terms and conditions of this offer include the following:

Starting Date:	No later than September 15, 2008.

Annual Salary:	$250,000 paid at a bi-weekly rate of $9,615.38 per pay period.

Annual Bonus:	Beginning in 2009, you will be eligible to participate in Masimo’s Bonus Plan for up to 40% of your salary based on Company and individual objectives being met. In addition, you will be eligible to participate in the Executive Multi-Year Cash Bonus Award Plan, pursuant to terms determined by the Board. For the 2009 and 2010 Plan period, the multi-year performance bonus percentage for you will be set at 40%.

Benefits:	Benefits including health/dental and other insurance, 40l(k), vacation, holiday, and sick leave will be per Company policy. Insurance coverage will begin the first of the month following employment.

Relocation:	You agree to relocate your residence to Orange County by July 1, 2009. The Company will reimburse you for up to $50,000 toward relocation costs in accordance with our Company relocation guidelines. In addition, the Company will provide additional compensation of $3,000 per month for 12 months from your Starting Date to assist you with temporary housing.

Dr. David Edward Goodman

September 12, 2008

It is important that you make a fully informed and voluntary decision to relocate to Orange County including familiarizing yourself with the housing, schools, and any other variables of specific interest to you and your family.

Outside Business Activities:	As of your Starting Date, you agree to cease all of your other outside business activities, except for your membership on the board of directors and the audit, compensation, and nominating committees of NeuroMetrix, Inc. (NASDAQ: NURO). No later than September 15, 2009, you further agree to resign from the board and committees of, and otherwise terminate your business relationship with, NeuroMetrix, Inc.

As a member of our Team, you will be eligible to receive options under Masimo’s Stock Option Plan as determined by the Board of Directors. It will be recommended to the Board to issue you an option to purchase 100,000 shares of Common Stock, vesting 20% per year over five years and exercisable at fair market value at the time the option is granted.

This offer is contingent upon your signing an Employee Confidentiality Agreement and Arbitration Agreement at the start of your employment, and confirmation that you are not under any contractual or legal restrictions with a previous employer that may impair your ability to perform your duties for Masimo. On your first day of employment, you must provide proof of eligibility to work in the United States.

Employment with Masimo is “at-will” and not for a specific term. This means that either you or the Company is free to terminate your employment relationship at any time with or without reason or advanced notice. You will receive a copy of Masimo’s Employee Handbook during your new hire orientation. It is your responsibility to familiarize yourself with the contents of the Handbook as well as Company policies and procedures.

This letter sets forth all the terms of our offer and it supersedes all prior offers, agreements and discussions, whether written or oral. The terms of this offer cannot be modified or amended by any supervisor or by any action of Masimo except a written agreement signed by the CEO of the Company.

Dr. David Edward Goodman

September 12, 2008

If there are any questions relative to this offer or any aspects of the Company, please feel free to contact me. We look forward to your joining our Team, and we are confident your employment will be a mutually rewarding experience.

Sincerely,

/s/ Joe E. Kiani	September 12, 2008
Joe E. Kiani	Date
Chairman and CEO

Offer Acceptance:

/s/ Dr. David Edward Goodman	9/15/08
Dr. David Edward Goodman	Date